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                                                                    EXHIBIT 99.1

                                 NEWS RELEASE


[LOGO OF PS GROUP HOLDINGS]

FOR IMMEDIATE RELEASE
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          PS GROUP HOLDINGS, INC. ANNOUNCES SPECIAL CASH DISTRIBUTION


SAN DIEGO, CA, DECEMBER 10, 1996 -- PS Group Holdings, Inc. (PSGH) reported its directors approved a special cash distribution of $1.50 per common share to shareholders of record on December 20, 1996. The special distribution will be paid by check mailed on December 31, 1996. This distribution is a special distribution and should not be interpreted as the adoption of a continuing policy.

Since this special distribution will not be received by stockholders until 1997, it will be treated as a 1997 distribution for income tax reporting purposes. PSGH believes that there is a possibility that all or part of this distribution constitutes a return of capital and will not be taxable as a dividend. The detailed calculations supporting such treatment are complex and will not be completed until PSGH files its 1996 tax returns in the fall of 1997. The final treatment, in part, will be based upon operating results for the entire year ending December 31, 1996. The 1997 Form 1099's advising as to taxability will be issued in January 1998. As with all other tax matters, these calculations are subject to review by the Internal Revenue Service. Stockholders should consult their tax advisors with respect to this special distribution.

PSGH Common Stock Transfer Restrictions
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Effective with the holding company reorganization on June 5, 1996, certain restrictions were imposed on the transfer of common shares of PSGH. In general, and subject to an exemption for certain dispositions of shares by certain persons who were "Preexisting 5-Percent Shareholders of PS Group, Inc." on February 8, 1996 (as defined in the transfer restrictions), the transfer restrictions prohibit, without prior approval of the Board of Directors, the direct or indirect disposition or acquisition of any stock of PSGH by or to any holder who owns, or would, as a result thereof, own (either directly or through the tax attribution rules) 5% or more of the stock. These restrictions have been imposed in order to help preserve PSGH's substantial net operating loss and investment tax credit carry forwards and other tax benefits by decreasing the risk of an "ownership change" for Federal income tax purposes.



      CONTACT -  LAWRENCE A. GUSKE, PS GROUP HOLDINGS, INC. - 619-642-2982